Exhibit 10.1

THIRD AMENDMENT TO REAL ESTATE

PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of March 31, 2017 (the “Effective Date”), by and between EASY RENTALS, LLC, an Alabama limited liability company (“Seller”), an REVEN HOUSING REIT, INC., a Maryland corporation (“Buyer”).

RECITALS:

WHEREAS, Seller and Buyer entered in that certain Real Estate Purchase and Sale Agreement December 9, 2016 (the “Original Contract”), as amended by that certain Amendment to Real Estate Purchase and Sale Agreement dated February 17, 2017 and that certain Second Amendment to Real Estate Purchase and Sale Agreement dated March 1, 2017 (collectively, the “Contract”), pursuant to which Seller agreed to sell to Buyer certain real property consisting of 72 single family homes, including townhomes, in the State of Alabama, as more particularly described in the Contract, together with all of the improvements and structures located thereon, any heating and ventilating systems and other fixtures located therein or thereon, and all rights, interest, benefits, privileges, easements and appurtenances to the land and the Improvements, if any (collectively, the “Premises”);

WHEREAS, Buyer has previously elected to remove 3 single family homes from the Contract in accordance with the terms thereof, thereby reducing the number of single family homes comprising the Property to 69 homes;

WHEREAS, Buyer has requested that a portion of the Purchase Price (as defined in the Contract) be escrowed at Closing to protect Buyer against the loss of rental income arising from a potential reduction in funding by the U.S. Department of Housing and Urban Development (“HUD”) under HUD’s Section 8 Housing Assistance Payments Program (“Section 8”);

WHEREAS, Seller and Buyer desire to amend the Contract in certain respects, all as more particularly described hereinbelow.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Contract, and other good and valuable consideration, the receipt and sufficiency of what are hereby acknowledged by each of the parties, Seller and Buyer hereby agree as follows:

1.	The parties acknowledge Buyer’s concern as to the potential reduction of Section 8 funding to be made available to the Housing Authority Birmingham District (“HABD”) by HUD, under the next occurring Federal Budget for the fiscal year 2018 (the “FY 2018 Budget”). In order to accommodate the concerns expressed by Buyer that budget cuts in the Section 8 voucher program may affect the availability of Section 8 vouchers for use by tenants of all or a portion of the single family homes comprising the Premises, at Closing, a portion of the Purchase Price in the amount of $250,000.00 (the “Section 8 Holdback Escrow”) shall be withheld by the Escrow Holder pursuant to an escrow agreement to be executed by Seller, Buyer and the Escrow Holder, which agreement shall provide, in part, the following provisions:

a.	The Section 8 Holdback Escrow shall be withheld by the Escrow Holder for a period up to two (2) years commencing on the Closing Date (as defined in the Contract) (the “Section 8 Holdback Period”), unless early terminated in accordance with the terms below.

b.	To the extent, if any, that the reduction of funds available to the HABD from HUD results in the loss or reduction of Section 8 voucher funding currently available to one or more tenants of the Premises, which loss or reduction of funding results in the vacancy of one or more of the single family homes comprising the Premises each for a period in excess of 30-days, Buyer shall have the right, upon deliver to Seller and the Escrow Holder of reasonable evidence that such vacancy is the result of the loss or reduction of Section 8 voucher funding to such tenant (which evidence includes, without limitation, a letter or other notice from HUD or the HABD that Section 8 voucher funding available to such tenant was reduced, or a notice of eviction delivered by Buyer to any such tenant receiving Section 8 voucher funding) to withdraw monthly from the Section 8 Holdback Escrow an amount equal to (i) the rent required to be paid by each such tenant immediately prior to such vacancy plus (ii) the cost of releasing of the single family home being leased by such tenant(s) minus (iii) any rent deposit received by Buyer with respect to the single family homes that such tenant(s) were leasing; provided, however, such draw down shall in no event exceed a six-month period per single family home. If the parties do not agree upon the causation of such vacancy(ies), then such determination shall be made based upon written evidence in letter form, from the BHD, evidencing that the vacancy(ies) for the Premises is/are a direct result of the reduction of BHD funding from HUD relating to the FY 2018 Budget reduction. Buyer shall use reasonable efforts to obtain evidence from the HABD that the loss was solely related to the result of Section 8 voucher funding decrease from a change in HUD funding to the HABD, and not related to eviction on account of tenant job loss, health issues, death, misbehavior or other non-funding loss; provided, however, that Buyer’s failure to obtain such evidence from the HABD shall not be a condition to Buyer’s right to withdraw the Section 8 Holdback Escrow in accordance with the terms hereof.

c.	Notwithstanding the foregoing to the contrary, if the FY 2018 Budget reveals no reduction to the amount of Section 8 voucher funding from the amount available pursuant to the Federal Budget for the fiscal year 2017, Seller and Buyer shall use reasonable efforts to agree upon the termination of the Section 8 Holdback Escrow, which termination shall only be evidenced by a written agreement entered into by and between Seller, Buyer and the Escrow Holder.

d.	If not sooner terminated, the Section 8 Holdback Escrow shall terminate at the end of the Section 8 Holdback Period. Any amount of the Section 8 Holdback Escrow remaining upon the expiration of the Section Holdback Period shall be forthwith delivered by the Escrow Agent to the Seller.

2.	Section 7(c) of the Original Contract is hereby deleted in its entirety and restated to read as follows:

“(c) Covenants of Seller. Except as provided in subparagraph (3) below, Seller covenants and agrees that during the period from the date of this Agreement through and including the Closing Date:

(1)       Seller will timely pay and perform its obligations under the Leases and any contracts to be assumed by Buyer pursuant hereto.

(2)       All tenant repair requests, including move-in punch-list items have been fixed properly or will be fixed properly and paid for before the close of escrow.

(3)       Delivery of 8-06 Financials. From the date of this Agreement and until December 31, 2017, Seller agrees to prepare for delivery to Buyer, unaudited income statements, along with accompanying notes, with respect to the Property for the twelve months ended December 31, 2016 and the period ending March 31, 2017 (collectively, the “Income Statement”). The Income Statement shall be (a) in accordance with the books and records of Seller, (b) present fairly in all material respects the results of operations of the Property for the periods therein specified, (c) prepared in accordance with U.S. generally accepted accounting principles, consistently applied, and Rule 8-06 of Regulation S-X (17 C.F.R. Part 210), and (d) otherwise acceptable to Buyer in its reasonable discretion. Upon request from Buyer, Seller shall also provide to Buyer, any schedules or supporting documentation that Buyer may reasonably request that relate to the transactions included or to be included in the Income Statement. Upon request from Buyer, Seller agrees to cooperate with Buyer, and provide all assistance and access to the books and records of Seller, as required for the audit of the Income Statement. The audit of the Income Statement shall be at Buyer’s expense and shall be conducted by an independent accounting firm registered with the Public Company Accounting Oversight Board retained by Buyer. Upon request from Buyer, Seller shall provide the items listed in Exhibit H attached hereto and incorporated herein, to the extent in Seller’s possession or control. The covenants and obligations of Seller under this Section 7(c)(3) shall survive the Closing.”

3.	Seller and Buyer hereby acknowledge that the Due Diligence Period expires on the Effective Date of this Amendment. Pursuant to Section 8(b) of the Contract, Buyer hereby notifies Seller of Buyer’s desire to acquire the Property and Buyer hereby waives its rights under Section 8(b) to terminate the Contract.

4.	The Contract is hereby amended to provide that the Closing Date shall be a date between April 10, 2017 and April 21, 2017 selected by Buyer upon not less than 3 days’ prior notice to Seller, which notice may be oral or by email transmission. Notwithstanding the foregoing, in no event shall the Closing Date occur after April 21, 2017 without the written agreement of Seller and Buyer.

5.	All capitalized terms found in the Contract shall have the same meaning when used in this Amendment. This Amendment may be executed by facsimile or electronic signatures, which for all purposes shall be deemed to constitute originals. In addition, this Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.	Except as amended hereby, all terms and provisions of the Contract are and remain in full force and effect as therein written and are reinstated, ratified, and/or confirmed if and to the extent required to affirm the continuing validity of the Contract.

7.	In the event of a conflict between the terms of this Amendment and those of the Contract, the terms of this Amendment shall govern and control.

EXECUTED by the parties on the respective dates described below, but to be effective as of the date set forth above.

SELLER

EASY RENTALS, LLC,
an Alabama limited liability company

By:	/s/	Bill Smith
Bill Smith, Member

BUYER

REVEN HOUSING REIT, INC.
a Maryland corporation

By:	/s/	Thad Meyer
Thad Meyer,
Chief Financial Officer